UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

 ____________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 9, 2012

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 VONAGE HOLDINGS CORP.
(Exact Name of Registrant as Specified in Charter)

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Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)
____________________________
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) 2012 Bonus Metrics and Weightings
On February 9, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Vonage Holdings Corp. (the “Company”) (with the Board approving metrics for Mr. Lefar upon recommendation of the Committee on February 10, 2012) unanimously approved metrics and weightings with respect to annual bonuses for 2012 that will be payable, if and to the extent earned, in 2013. The purpose of the Company's annual bonuses is (i) to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives and (ii) to enable the Company to attract and retain skilled employees by providing attractive compensation opportunities linked to performance results.
When determining the annual bonuses of the Company's executive officers, the Committee (and the Board, with respect to our CEO) will take into account achievement of objective performance criteria as described below. The Committee may also consider discretionary factors relating to the executive's individual performance. The measures and weighting of those measures initially approved for 2012, are as follows:

Metrics	Weighting
Telephony Services Revenue (1)	45% of target bonus; 40% for certain executives described below
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) (2)	35% of target bonus; 30% for certain executives described below
Churn (3)	20% of target bonus; 15% for certain executives described below
(1) Telephony Services Revenue is monthly subscription fees the Company charges its customers under its service plans plus usage and ancillary charges, excluding Federal Universal Service Fund fees and activation fees.
(2) Adjusted EBITDA is GAAP income (loss) from operations excluding depreciation and amortization and share-based expense.
(3) Churn relates to the average monthly percentage of customers that terminate service. The Company calculates churn by dividing the number of customers that terminate during the year by the simple average number of customers during the year, and dividing the result by twelve. The simple average number of customers is the number of customers on the first day of the year plus the number of customers on the last day of the year, divided by two.
For each metric, there is a target level of performance that would result in a payment equal to 100% of the weighted target bonus for the metric, a minimum level of performance that would result in a payment equal to 50% of the weighted target bonus for the metric, and an outstanding level of performance that would result in a payment equal to 175% of the weighted target bonus for the metric. However, no payments above 85% of the target bonus will be made unless the target level of performance under the Telephony Services Revenue metric is met. If the target levels of performance for all three metrics are met, the payments would equal 130% of the weighted target bonus for each metric with additional payments up to a maximum of 175% for each metric in proportion to the amount by which the Company's performance for the metric exceeds the target level of performance compared to the outstanding level of performance. In the event that outstanding levels of performance are attained for all three metrics, the payment will equal 225% of an individual's target bonus.
With respect to officers in certain functional groups, 15% of the target bonus will be based upon an additional metric specific to the function. The additional metrics are as follows:

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Carrier Operations - Cost of telephony services per line (“COTS”). COTS is a blend of per-minute termination rates, including domestic and international calls, plus a component for non-termination COTS costs.

•	Network Operations, Development and Information Technology - Platform availability. Platform availability is the percentage of time during the year that certain platform applications are available.

•	Marketing - Core Business Marketing and Selling Cost per Gross Line Addition. This includes customer acquisition related costs that are reflected as selling expense for accounting purposes.

For Mr. Lefar, 15% of his target bonus will be based upon an equal weighting of the three additional metrics specified above. Notwithstanding the foregoing, the Committee retains the discretion to adjust the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria are achieved, to change the metrics and weightings, and to add additional metrics specific to functions.
Additional information with respect to the compensation arrangements for the Company's executive officers, including salary increases, annual bonus awards, and equity grants will be set forth in the Company's Proxy Statement for its 2012 Annual Meeting of Stockholders.
Employment Agreement
On February 9, 2012, the Committee also approved an amendment to our Letter Agreement with Kurt Rogers, our Chief Legal Officer, to clarify that he would be entitled to receive payment of a pro-rata portion of his target bonus opportunity in the event of certain termination events.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: February 15, 2012	By:	/s/ Kurt M. Rogers
Kurt M. Rogers Chief Legal Officer